Registration No. 333-237342

Filed Pursuant to Rule 433

Dated July 17, 2020

ETN DetailsTicker BNKU BNKO KNAB BNKZ BNKDIntraday Indicative Note Value BNKUIV BNKOIV KNABIV BNKZIV BNKDIVCUSIP 063679823 063679799 063679765 063679773 063679781ISIN US0636798235 US0636797997 US0636797658 US0636797732 US0636797815Daily Investor Fee ¹ 0.95% per annum,accrued on a daily basis0.95% per annum,accrued on a daily basis0.95% per annum,accrued on a daily basis0.95% per annum,accrued on a daily basis0.95% per annum,accrued on a daily basisDaily Financing/Interest Rate ²US Federal FundsEffective Rate plus1.00% per annum,accrued on a daily basisUS Federal FundsEffective Rate plus1.00% per annum,accrued on a daily basisUS Federal FundsEffective Rate minus1.00% per annum,accrued on a daily basisUS Federal FundsEffective Rate minus1.00% per annum,accrued on a daily basisUS Federal FundsEffective Rate minus1.00% per annum,accrued on a daily basisLeverage Factor +3X +2X -1X -2X -3XLeverage Reset Frequency Daily Daily Daily Daily DailyExchange NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE ArcaIssuer Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of MontrealInitial Trade Date 4/2/2019 4/2/2019 4/2/2019 4/2/2019 4/2/2019Maturity Date 3/25/2039 3/25/2039 3/25/2039 3/25/2039 3/25/20391 The Daily Investor Fee is a per annum number that accrues on a daily basis. 2 The Daily Financing & Interest Rates are per annum numbers that accrue on a daily basis.The Daily Financing Rate applies to Leveraged & Long Exposure notes and the Daily Interest Rate applies to Leveraged & Inverse Exposure notes.Index Family ofExchange Traded NotesMember FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next pageBig BanksOverviewThe MicroSectors™ U.S. Big Banks Index Exchange Traded Notes (ETNs) are linked tothe performance of the Solactive MicroSectors™ U.S. Big Banks Index. Each ETN offersinvestors a return based on changes in the level of the Solactive MicroSectors™ U.S. BigBanks Index on a daily compounded basis, before taking into account fees. Each ETNhas a specified leverage factor that is reset daily. This fact sheet relates to separate ETNofferings. Each issue of the ETNs is linked to one, and only one, ETN below.Each ETN seeks a return on the underlying index for a single day. The ETNs are not “buyand hold” investments and should not be expected to provide its respective return ofthe underlying index’s cumulative return for periods greater than a day.What Is the Solactive MicroSectors™ U.S. Big Banks IndexThe Solactive MicroSectors™ U.S. Big Banks Index includes the 10 U.S. stocks in the banking sector (specified below) with the largest free-float marketcapitalization. The index’s underlying composition is equally weighted across all stocks. While the performance of indices weighted by market capitalization canbe dominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. More information about the index can be found herehttps://www.solactive.com/indices/?se=1&index=DE000SLA7WC8.What Is MicroSectors™MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact tradingand hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Sharesproduct. For more information, visit www.microsectors.com.Ticker Exchange Traded NoteBNKU MicroSectors™ U.S. Big Banks Index 3X Leveraged ETNBNKO MicroSectors™ U.S. Big Banks Index 2X Leveraged ETNKNAB MicroSectors™ U.S. Big Banks Index Inverse ETNBNKZ MicroSectors™ U.S. Big Banks Index -2X Inverse Leveraged ETNBNKD MicroSectors™ U.S. Big Banks Index -3X Inverse Leveraged ETNChoose Your Level of Exposure to the Solactive MicroSectors™ U.S. Big Banks IndexLeveraged &Long ExposureBNKU BNKO KNAB BNKZ BNKD+3X +2X -1X -2X -3X Leveraged &Inverse ExposureMember FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next pageBig BanksHypothetical and Historical Index PerformanceSource: Bloomberg L.P. Data from 3/15/2013 to 6/30/20. Past performance does not guarantee future results. The Solactive MicroSectors™ U.S. Big Banks Index, an equal-dollarweighted index, was created by Solactive and was launched on 2/25/2019. The index data prior to that date is hypothetical and reflects the application of the index methodologyin hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of futureindex performance. See “Use of Hypothetical Back-Tested Data” in this document.Financial Select Sector Total Return IndexDow Jones U.S. Financials Total Return IndexSolactive MicroSectors™ U.S. Big Banks Total Return IndexQ2‘13Q3‘13Q4‘13Q2‘14Q3‘14Q4‘14Q1‘14Q2‘15Q1‘15Q3‘15Q4‘15Q1‘16Q2‘16Q3‘16Q4‘16Q1‘17Q4‘18Q2‘19Q3‘19Q2‘20Q1‘20Q4‘19Q1‘19Q3‘18Q2‘18Q1‘18Q2‘17Q3‘17Q4‘1750100150200250Index DetailsIndex Name Solactive MicroSectors™U.S. Big Banks IndexIndex Ticker SOLUSBBTLaunch Date 2/25/2019Index Eval. Frequency MonthlyWeighting EqualNo. of Constituents 10As of 6/30/20.*Source: Bloomberg L.P. Solactive MicroSectors™ U.S. Big Banks Index was launched on 2/25/2019. The Solactive MicroSectors™ U.S. Big Banks Index data prior to that date is hypotheticaland reflects the application of the index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historicalor hypothetical data is not a guarantee of future index performance. See “Use of Hypothetical Back-Tested Data” in this document. Current performance may be higher or lower thanperformance data quoted. Inception data for the index is from 3/15/2013. Inception data for each ETN is from 4/2/2019, based on the levels of its closing Indicative Note Value. Call877.369.5412 for current month-end performance.Hypothetical and Historical Performance (Total Return)*Ticker 1MO 3MO 6MO 9MO 1YR InceptionBNKU -8.83% 11.34% -84.91% -78.43% -77.19% -76.04%BNKO -2.84% 18.28% -62.57% -52.10% -49.54% -47.32%KNAB -3.28% -21.21% 9.93% -4.17% -8.55% -11.66%BNKZ -8.82% -43.58% -6.41% -29.30% -36.48% -41.28%BNKD -16.23% -63.69% -40.66% -61.43% -67.77% -71.72%SOLUSBBT 0.21% 14.37% -29.89% -20.05% -16.97% 69.15%Index Family ofExchange Traded NotesIndex ConstituentsTicker Name Weight Ticker Name WeightBAC Bank of America 10% PNC PNC Financial Services Group 10%C Citigroup 10% SCHW Charles Schwab 10%GS Goldman Sachs Group 10% TFC Truist Financial 10%JPM JPMorgan Chase & Co 10% USB US Bancorp 10%MS Morgan Stanley 10% WFC Wells Fargo & Co 10%As of 6/22/20. Index weightings and constituents are subject to change.Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUEBank of Montreal, the issuer of the ETNs (“Bank of Montreal” or the “Issuer”), has filed a registration statement (including certain pricing supplements, prospectussupplement and prospectus) with the Securities and Exchange Commission (the “SEC”) about the offerings to which this free writing prospectus relates. Please readthose documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montrealand these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agentor any dealer participating in these offerings will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested bycalling toll-free at 1-877-369-5412.The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal’s credit risk.Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provideand should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designedto achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.The ETNs do not guarantee the return of your investment. If the Closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the IndexClosing Level has increased or decreased, as applicable, from the Initial Index Level, you may receive less than the principal amount of your ETNs upon a call, redemption,at maturity, or if you sell your ETNs, as described more in the applicable pricing supplement. Leverage, if applicable, increases the sensitivity of your ETNs to changes inthe level of the Solactive MicroSectors™ U.S. Big Banks Index (the “Index”).The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do notintend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences ofinvesting in and of seeking daily resetting investment results, which are leveraged as to some of the ETNs. Due to the effect of compounding, if the Indicative Note Valuechanges, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remainedconstant. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given ExchangeBusiness Day may be greater than or less than the amount indicated by the name of the ETN.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have anyownership rights in the Index constituents. The Index Closing Level used to calculate any payment on the ETNs may be different from the Index Closing Level at othertimes during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption atthe time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There isno assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in thesecondary market may be influenced by many unpredictable factors.The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, oras Calculation Agent of the ETNs (as defined in the applicable pricing supplement), and may have published research, expressed opinions or provided recommendationsthat are inconsistent with investing in or holding the ETNs, and may do so in the future.The Index has limited actual historical information. The Index Calculation Agent (as defined in the applicable pricing supplement) may adjust the Index in a way that mayaffect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacksdiversification and is vulnerable to fluctuations in the banking industry. A limited number of Index constituents may affect the Index Closing Level, and the Index is notnecessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain adverse events.Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from February 25, 2019. Any Index data shown prior to that date is hypotheticaland a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptionsand cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-testedinformation that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein shouldnot be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypotheticalback-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs.Please see the “Risk Factors” section in the applicable pricing supplement. . We urge you to consult with your investment, legal, tax, accounting and other advisors beforeyou invest in the ETNsSolactive AG (“Solactive”) is the licensor of the Index. The financial instruments that are based on the Index are not sponsored, endorsed, promoted or sold by Solactivein any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments;(b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactivereserves the right to change the methods of calculation or publication. Solactive shall not be liable for any damages suffered or incurred as a result of the use (or inabilityto use) of the Index.MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). The trademarks have been licensed for use for certain purposes by Bank of Montreal.The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties makeno representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generallyor in the ETNs particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to theIndex is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and havenot participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of theequation by which the ETNs are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or tradingof the ETNs. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investmentadvice.Call Us 203-557-6201 Email Us info@rexshares.com Visit Us www.microsectors.comBig Banks Index Family ofExchange Traded Notes